SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing
           ----------------------------------------------------------

(Check one):  [ ] Form 10-KSB;  [ ] Form 20-F;  [X] Form 10-QSB;  [ ] Form N-SAR
-----------------------------------

For period ended: June 30, 2004
-----------------------------------

[ ] Transition Report on Form 10-K and Form 10-KSB

[ ] Transition Report on Form 20-F

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q or Form 10-QSB

[ ] Transition Report on Form N-SAR

    For the transition period ended _____________


           ----------------------------------------------------------
                            SEC File Number 000-29417
           ----------------------------------------------------------



Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________________.


--------------------------------------------------------------------------------
                         PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------

                                 ICRYSTAL, INC.
                          -----------------------------
                            (Full Name of Registrant)

                                       N/A
                          -----------------------------
                          (Former Name, if Applicable)


           5555 Hilton Avenue, Suite 207, Baton Rouge, Louisiana 70808
        -----------------------------------------------------------------
                     (Address of Principal Executive Office)


--------------------------------------------------------------------------------
                        PART II - RULES 12b-25(b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b25(b), the following should be completed. (Check appropriate box).

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject  annual  report,  semi-annual  report,  transition report on Forms 10-K,  10-KSB,  20-F,  11-K or form N-SAR,  or portion  thereof will be filed on or before the 15th  calendar
                  day  following  the   prescribed  due  date;  or  the  subject
                  quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
                              PART III - NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period.

         ICRYSTAL, INC. has been unable to complete the preparation of its financial statements, due to delays in gathering information required to complete the preparation of the financial statements to be included in the Form 10-QSB.


--------------------------------------------------------------------------------
                           PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification.

                David Loflin                       (225) 923-1034
             ------------------                  -------------------
                   (Name)                         Telephone Number,
                                                 including area code

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s).

         [X] Yes       [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [X] Yes       [ ] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannon be made.

                  During the six months ended June 30, 2004, ICrystal, Inc. had no revenues or expenses from operations, inasmuch as it discontinued all operations during 2003. The six months ended June 30, 2003, reflected revenues and expenses of ICrystal, Inc.'s operations prior to their cessation.

                                 ICRYSTAL, INC.
               --------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

         Date: August 16, 2004          By: /s/ David Loflin
                                           -------------------------------------
                                           David Loflin
                                           President and Chief Financial Officer
                                           [Principal Accounting Officer]